Exhibit 4.8

Execution version

AMENDMENT AGREEMENT NO. 1

dated 23 October 2020

to the

BOND TERMS

between

Brooge Petroleum and Gas Investment Company FZE

as Issuer

and

NorDIC TRUSTEE AS

as Bond Trustee on behalf of the Bondholders

in the bond issue

Senior Secured Bond 2020/2025

ISIN NO 0010893076

originally dated 22 September 2020

THIS AMENDMENT AGREEMENT (the “Agreement”) has been entered into on 23 October 2020 by and between:

(1)	BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE, a Fujairah Free Zone Entity with company registration number 13-FZE-1117 and with LEI number 213800T6YBVV45KTOC07 as issuer (the “Issuer”); and

(2)	NORDIC TRUSTEE AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85, as bond trustee on behalf of the bondholders (the “Bond Trustee”), together referred to as the “Parties”.

WHEREAS:

(A)	Pursuant to a bond loan agreement originally dated 22 September 2020 (the “Original Bond Terms”), the Issuer has issued a bond loan named “Brooge Petroleum and Gas Investment Company FZE senior secured bonds 2020/2025 ISIN: NO 0010893076” (the “Bond Issue” and the “Bonds”).

(B)	The Issuer and the Bond Trustee (acting on behalf of the Bondholders) have agreed to amend the Original Bond Terms pursuant to and in accordance with Clause 17.1 (a) (ii) of the Original Bond Terms.

(C)	This Agreement sets out the amendments to the Original Bond Terms as approved by the Bond Trustee (acting on behalf of Bondholders).

(D)	Subject to the terms of this Agreement, the Issuer and the Bond Trustee (acting on behalf of the Bondholders) have agreed to amend the Original Bond Terms as further set out in Clause 3 (Amendments to the Original Bond Terms) below.

NOW THEREFORE, it is hereby agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Amended Bond Terms” means the Original Bond Terms as amended by this Agreement.

“Effective Date” means the date on which the Bond Trustee notifies the Issuer in writing that it has received all the documents and other evidence required as conditions precedent set out in Clause 3.1 (Conditions Precedent) in form and substance satisfactory to it.

1.2	Terms defined in the Original Bond Terms shall, unless expressly defined herein or otherwise required by the context, have the same meaning in this Agreement.

1.3	The provisions of Clause 1.2 (Construction) of the Original Bond Terms apply to this Agreement as though they were set out herein in their entirety, except that references to the Original Bond Terms shall be construed as references to this Agreement and any other logical adjustments being made.

2.	AMENDMENTS to the original bond terms

2.1	The Parties agree that with effect from the Effective Date, the Original Bond Terms shall be amended as follows.

2.2	Clause 1.1 (Definitions)

(i)	The following definition shall be included and read as follows:

“Account Bank Agreement” means the account bank agreement to be entered into between the Issuer and each of the Offshore Account Bank and the Onshore Account Bank.

(ii)	The defined term “Account Bank Fees” shall be deleted and replaced by the defined term “Account Bank Claims” which shall read as follows:

“Account Bank Claims” means any claim of fees or other Liabilities (as defined in the Account Bank Agreement) outstanding to the Offshore Account Bank and the Onshore Account Bank pursuant to and in accordance with the Account Bank Agreement and in an aggregate amount not exceeding USD 1,000,000.

(iii)	All references made to the defined term “Account Bank Fees” in the Amended Bond Terms shall be deleted and replaced by references to the defined term “Account Bank Claims”, including in:

(A)	Paragraph (f) of the defined term “Permitted Security”,

(B)	Paragraph (b) of the defined term “Secured Parties”; and

(C)	Paragraph (a) (ii) of Clause 8.3 (Partial Payments).

(iv)	The defined term “Finance Documents” shall be amended to include the defined term Account Bank Agreement as bullet (g) in its list and the current bullets (g) and (h) shall become (h) and (i) respectively. The definition thus shall read as follows:

“Finance Documents” means each of:

(a)	these Bond Terms;

(b)	the Transaction Security Documents;

(c)	the Bond Trustee Fee Agreement;

(d)	HSBC Fee Letter;

(e)	the Security Agency Agreement;

(f)	any Tap Issue Addendum;

(g)	the Account Bank Agreement;

(h)	any subordination agreement required to be made under the terms of the Finance Documents; and

(i)	any other document the Issuer and the Bond Trustee agree in writing to be a Finance Document.

3.	Conditions precedent/SUBSEQUENT

3.1	The amendments to the Original Bond Terms as set out in Clause 2 (Amendments to the Original Bond Terms) are subject to the Bond Trustee having received this Agreement duly executed by all parties hereto.

3.2	The Issuer shall as part of the conditions for disbursement of funds from the Escrow Account set out in Clause 6.1 (b) of the Amended Bond Terms provide such legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of this Agreement and the Finance Documents) in a form and substance satisfactory to the Bond Trustee, unless waived by the Bond Trustee in its discretion. The Bond Trustee shall notify the Issuer promptly upon being so satisfied.

4.	Representations

The Issuer makes the representations and warranties as set out in Clause 7 (Representations and warranties) of the Amended Bond Terms to the Bond Trustee and the Bondholders by reference to the facts and circumstances then existing (i) on the date of this Agreement and (ii) on the Effective Date.

5.	AFFIRMATION OF THE FINANCE DOCUMENTS

5.1	The Parties agree and confirm that, subject to the provisions of this Agreement, the Finance Documents shall continue in full force and effect, and that the Issuer continues to be bound by the Finance Documents to which it is party.

5.2	The Parties agree and confirm that, notwithstanding the amendments effected by this Agreement, any reference in any Finance Document to the “Bond Terms” shall be construed as a reference to the Amended Bond Terms.

6.	MISCELLANOUS

6.1	This Agreement is a Finance Document for the purpose of the Amended Bond Terms.

6.2	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.3	The provisions of Clause 19 (Governing law and jurisdiction) of the Amended Bond Terms shall apply mutatis mutandis to this Agreement.

* * *

(signature page follows)

SIGNATURE PAGE

AMENDMENT AGREEMENT NO. 1

The Issuer:	As Bond Trustee:
Brooge Petroleum and Gas Investment	Nordic Trustee AS
Company FZE

By:
By:	Position:
Position: